Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-05797,  333-09257, 333-13259, 333-27929, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844, and 333-129851) and Form S-3 (Nos. 033-61903, 333-09151 and 333-89836) of American Science and Engineering, Inc. of our report dated June 12, 2007 relating to the financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ Vitale, Caturano, and Company, Ltd.
Boston, MA
June 12, 2007